EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-127773, of Linkwell Corporation and the related prospectuses of our audit report dated March 29, 2012 with respect to the consolidated balance sheet at December 31, 2011 and the consolidated statements of operations, shareholders' equity and cash flows of Linkwell Corporation and its subsidiaries for the year ended December 31, 2011 appearing in the Form 10-K for the year ended December 31, 2011.

/s/ Sherb & Co., LLP

Certified Public Accountants

Boca Raton, Florida

March 30, 2012